Registration No. 333-140570

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post-Effective Amendment No. 1 to Registration Statement No. 333-140570

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MORTON’S RESTAURANT GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-3490149
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

325 North LaSalle Street, Suite 500

Chicago, Illinois 60610

(Address of Principal Executive Offices) (Zip Code)

2006 Morton’s Restaurant Group, Inc. Stock Incentive Plan

(Full Title of Plan)

Tilman J. Fertitta

1510 West Loop South

Houston, Texas 77027

(Name and Address of Agent for Service)

(713) 850-1010

(Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Arthur S. Berner

Haynes and Boone, LLP

1221 McKinney Street, Suite 2100

Houston, TX 77010-2007

(713) 547-2526

Indicate by check mark whether the registrant is a large accelerated file, an accelerated file, a non-accelerated file, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-8
No. 333-140570 (the “Registration Statement”) registering 1,789,000 shares of common stock, $0.01 par value per share (the “Common Stock”), of Morton’s Restaurant Group, Inc., a Delaware corporation (the “Company”), reserved for issuance under the 2006 Morton’s Restaurant Group, Inc. Stock Incentive Plan.

On December 15, 2011, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Fertitta Morton’s Restaurants, Inc., a Delaware corporation (“Parent”), Fertitta Morton’s Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”), Claim Jumper Acquisition Company, LLC and Fertitta Entertainment, Inc. On February 1, 2012, pursuant to the Merger Agreement, Purchaser was merged with and into the Company (the “Merger”), with the Company surviving the Merger as a direct, wholly-owned subsidiary of Parent. At the effective time of the Merger, each share of Common Stock of the Company issued and outstanding immediately prior to the effective time of the Merger (other than shares owned by Parent, Purchaser or the Company, or any direct or indirect subsidiary of Parent, Purchaser or the Company, and shares of Common Stock held by stockholders who are entitled to and properly exercise appraisal rights under Delaware law) was automatically converted into the right to receive an amount of cash, without interest thereon and less any required withholding taxes, equal to $6.90 per share.

In connection with the Merger, the Company has terminated all offerings of the Company’s securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offerings, the Company hereby removes from registration all securities of the Company registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on February 3, 2012.

MORTON’S RESTAURANT GROUP, INC.

By: /s/ Steven L. Scheinthal

Name: Steven L. Scheinthal

Title: Vice President and Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Tilman J. Fertitta	President	February 3, 2012
Tilman J. Fertitta

/s/ Richard H. Liem	Vice President and Treasurer	February 3, 2012
Richard H. Liem

/s/ Steven L. Scheinthal	Vice President, Secretary and Director	February 3, 2012
Steven L. Scheinthal